Exhibit 99.2

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES THIRD QUARTER 2016 FINANCIAL RESULTS

November 3, 2016 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX) (“SAE” or the “Company”) today announced its consolidated financial results for the third quarter (“Q3”) and nine months ended September 30, 2016.
Third Quarter 2016 Summary

•	Revenue of $33.0 million, compared to $57.9 million in the same period last year

•	Gross profit of $1.4 million, or 4.2% of revenues, compared to $13.8 million, or 23.7% of revenues, in the same period last year

•	Adjusted gross profit of $5.5 million, or 16.7% of revenues, compared to $18.2 million, or 31.5% of revenues, in Q3 2015

•	Net loss attributable to the Corporation of $(17.4) million, compared to $(0.1) million in Q3 2015

•	Adjusted EBITDA of $(0.4) million, or (1.1)% of revenues, compared to $10.5 million, or 18.1% of revenues, in the same period last year

•	Contracted backlog of $67.5 million through 2017 and $502.7 million of bids outstanding

•	Received $24.4 million in Alaskan tax credit certificates, with another $60.5 million expected within next twelve months

•	Granted access to remaining $15.0 million of funding under $30.0 million Senior Term Loan Facility
Jeff Hastings, Chairman and Chief Executive Officer of SAE, commented, “While our third quarter results were challenged compared to our first half performance, we are encouraged with how SAE is positioned in this current market environment. Total revenues in the third quarter, excluding Alaska tax credit projects, increased to $32.7 million from $3.0 million in Q3 2015. Our execution in the field remains well above industry norms, and we continue to realize the positive impact of our previously implemented cost reduction initiatives. While we expect similar activity levels in the fourth quarter of 2016 to what we experienced in the fourth quarter of last year, we are optimistic that SAE has entered its trough and activity should begin to improve in 2017.”
Mr. Hastings continued, “As illustrated by the growth in our bids outstanding, we are seeing more and more customers developing plans to return to work. We are encouraged by the numerous discussions we’re currently having, which cover diversified opportunities, including onshore and ocean-bottom marine bids, and near-term and multi-year projects. We expect to remain focused throughout the balance of the year and into the beginning of 2017 on converting these opportunities into signed contracts. Most encouraging, however, is our lack of dependence on current activity levels to support our business until our anticipated return to growth in 2017.

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While difficult to make, the recent decision to recapitalize and restructure the company has given SAE ample liquidity and financial flexibility to provide for our future longevity. With the restructuring behind us, our management team can now focus on ensuring we are optimally positioned to capture and convert the opportunities in front of us. During a very turbulent and volatile period in our industry, we have the ability to maintain a strategic and disciplined focus on the future growth of this company.”
Mr. Hastings further commented, “In addition to now having access to the remaining $15 million of funding available under our senior term loan facility, we expect the cash flows generated by monetizing the Alaskan tax credit certificates to replace what otherwise would have been cash flow generated by operations in a stronger market. This is supported by our ability to quickly begin the monetization process shortly after receiving the $24.4 million of initial tax credit certificates, as evidenced by the $2.7 million in proceeds received during the third quarter, and the further $6.5 million in proceeds received in October 2016. As we continue to monetize these initial certificates during the fourth quarter, we look forward to receiving the remaining $60.5 million of tax credit certificates in 2017. Ultimately, we anticipate that the cash flow that can be generated with these tax credit certificates will surpass any level of operating cash flow we’ve produced in prior periods.”
Mr. Hastings concluded, “While our hitting the bottom of the cycle may have been delayed somewhat compared to other oil and gas service companies, we are not immune from the sharp and sudden pullback in exploration activity. Our reliable and diversified backlog supported our operational strategy for the last six quarters, and allowed us to flex our strengths and produce strong financial performances, despite lower revenue over the periods. With a sustainable level of revenue generation, supported by a more robust backlog, we are confident in our ability to replicate those performances again once we emerge from our trough. I believe SAE has the correct formula for long-term growth and success. With ample liquidity, a de-levered balance sheet, significantly reduced cash interest expense, and a flexible, asset-light business model that requires minimal capital expenditures to generate revenue, I firmly believe the long-term future is bright for SAE and its stockholders.”
Third Quarter 2016 Financial Results
Revenues decreased 43.1% to $33.0 million from $57.9 million in Q3 2015, primarily due to a significant decrease in activity in Alaska compared to the same period last year. In the third quarter of 2016, there were no active projects performed in Alaska, compared to multiple projects in the same period last year. However, total revenues excluding Alaska tax credit projects in the third quarter increased substantially to $32.7 million from a comparable figure of $3.0 million in Q3 2015, largely due to the completion of a major project in Bolivia and the progression of smaller projects in Colombia. During the same period in 2015, South America had minimal activity.
Gross profit was $1.4 million, or 4.2% of revenues, compared to $13.8 million, or 23.7% of revenues, in Q3 2015. Gross profit for Q3 2016 and Q3 2015 included depreciation expense of $4.1 million and $4.5 million, respectively. Gross profit, excluding depreciation expense, or adjusted gross profit, for Q3 2016 was $5.5 million, or 16.7% of revenues, compared to $18.2 million, or 31.5% of revenues, in Q3 2015. The decrease in gross profit, both in amount and as a percentage of revenue, was largely attributable to the overall reduction in revenue for the period, compounded by fixed-rate depreciation expense on unutilized equipment. Additionally, the third quarter of 2016 included summer maintenance expenses in Alaska, which were not present in the same period last year, and a higher concentration of projects that exhibited customer pricing pressure in South America, compared to projects during Q3 2015 in North America that carried more favorable pricing terms.
Selling, general and administrative (“SG&A”) expenses during the quarter were $6.9 million, or 21.0% of revenues, compared to $8.8 million, or 15.2% of revenues, in Q3 2015. The decrease in the amount of SG&A

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expenses was primarily due to headcount reductions and cost controls implemented in 2015 and additional measures undertaken in 2016. During Q3 2016 and Q3 2015, there were approximately $1.3 million and $1.0 million, respectively, of non-recurring or non-cash expenses included in SG&A.
Loss before income taxes was $(16.3) million during the quarter, compared to income before income taxes of $0.2 million in Q3 2015. The decrease in income before income taxes was largely due to lower gross profit and much higher other expense. During Q3 2016, other expense included, among other items, approximately $2.9 million of costs incurred on debt restructuring and approximately $7.5 million of interest expense, of which, approximately $4.4 million was amortization of loan issuance costs. While the costs incurred on debt restructuring are attributable to the restructuring that closed on July 27, 2016, the $4.4 million of amortization of loan issuance costs is expected to continue to impact income before income taxes until the senior term loan facility is repaid in full or matures in January 2018.
Net loss attributable to the Corporation for the quarter was $(17.4) million, or $(2.62) per diluted share, compared to $(0.1) million, or $(0.93) per diluted share, in Q3 2015. Net loss was impacted by a number of factors during Q3 2016, including:

•	Decreased revenues resulting in a narrowing gross profit margin;

•	Costs incurred for the debt restructuring and related increase in interest expense for amortization of loan issuance costs; and

•	Proportionately higher provision for income taxes; partially offset by

•	Lower SG&A expenses; and

•	Lower unrealized losses on foreign currency transactions.
Adjusted EBITDA, which is defined and calculated below, was $(0.4) million during the quarter, or (1.1)% of revenues, compared to $10.5 million, or 18.1% of revenues, in Q3 2015.
Capital expenditures for the quarter were $0.1 million, compared to $0.7 million in Q3 2015. The low level of capital expenditures in both periods was primarily due to the deteriorating conditions in the oil and gas industry, which presented limited to no growth opportunities requiring capital expenditures.
Year-to-Date 2016 Financial Results
Revenues decreased 11.9% to $180.2 million from $204.5 million in the first nine months of 2015. Year-to-date revenues in 2016 were close to evenly split between North America and South America, with revenue contribution during the same period in 2015 much more weighted towards North America. During the first nine months of 2016, South America experienced an increase in the overall amount and size of projects performed, compared to the same period in 2015, while activity levels in North America decreased year-over-year, primarily due to a decline in project opportunities during the second and third quarters of 2016, compared to robust activity levels in the same period last year. Aside from residual revenue related to data processing associated with a major deep water ocean bottom marine project performed in the first half of 2015, Southeast Asia had no active land or marine projects during the first nine months of 2016.
Gross profit decreased 13.3% to $44.2 million, or 24.5% of revenues, from $50.9 million, or 24.9% of revenues, in the first nine months of 2015. Gross profit for the first nine months of 2016 and 2015 included depreciation expense of $12.5 million and $13.7 million, respectively. Excluding depreciation expense, adjusted gross profit for the first nine months of 2016 was $56.7 million, or 31.5% of revenues, compared to $64.6 million, or 31.6% of revenues, in the first nine months of 2015. The decrease in gross profit was primarily related to the reduction

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in active projects, primarily in the third quarter of 2016, while the gross profit, as a percentage of revenue, during the first nine months of 2016 was comparable to the same period in 2015 due to increased cost controls and operational improvements.
SG&A expenses during the first nine months decreased 20.9% to $20.9 million, or 11.6% of revenues, from $26.4 million, or 12.9% of revenues, in the same period in 2015. The decrease in SG&A expenses, both in amount and as a percentage of revenue, was primarily due to headcount reductions and cost controls implemented in 2015 and additional measures undertaken in 2016. During the first nine months of 2016 and 2015, there were approximately $2.4 million and $3.3 million, respectively, of non-recurring or non-cash expenses included in SG&A.
Income before income taxes was $4.7 million year-to-date, compared to $8.8 million in the first nine months of 2015. The decrease in income before income taxes was largely due to lower gross profit and higher other expense. During the first nine months of 2016, other expense included, among other items, approximately $5.2 million of costs incurred on debt restructuring and approximately $15.6 million of interest expense, of which, approximately $5.2 million was amortization of loan issuance costs. Also included in other expense year-to-date was approximately $2.1 million primarily in unrealized gain on foreign currency transactions.
Provision for income taxes was $4.6 million, compared to $1.5 million in the first nine months of 2015. The increase in provision for income taxes was primarily due to income from our foreign businesses. The change in the 2016 effective tax rate was primarily due to a change in valuation allowance related to U.S. operating losses from the debt restructuring for which a tax benefit cannot currently be recognized.
Net loss attributable to the Corporation was $(2.9) million, or $(1.26) per diluted share, compared to net income attributable to the Corporation of $3.2 million, or $28.01 per diluted share, in the first nine months of 2015. Year-to-date 2016 net loss was impacted by a number of factors, including:

•	Lower gross profit in terms of amount and as a percentage of revenue;

•	Higher interest expense, primarily attributable to amortization of loan issuance costs;

•	Higher effective tax rate; and

•	Costs incurred on the debt restructuring; partially offset by

•	Lower SG&A expenses; and

•	Favorable foreign currency exposure on principally unrealized transactions.
Adjusted EBITDA decreased 6.2% to $38.3 million, or 21.3% of revenues, from $40.8 million, or 20.0% of revenues, in the first nine months of 2015.
Capital expenditures for the first nine months of 2016 were $0.8 million, compared to $5.6 million in the first nine months of 2015. Year-to-date 2015 capital expenditures included the payment of some 2014 investments related to the company’s Alaska operations. However, given the state of the industry and the significant reduction in oil and gas activity by exploration and production companies, any significant investment in capital expenditures, particularly in large equipment purchases, is highly unlikely until the broader market demonstrates a consistent and sustainable recovery. Therefore, based on current market conditions, SAE now expects its total capital expenditures for 2016 will be under $2.0 million.
On September 30, 2016, cash and cash equivalents totaled $11.5 million, working capital was $35.1 million, total debt at face value, excluding capital leases and net unamortized premiums or discounts, was $106.5 million, and total stockholders’ equity was $60.9 million. Please refer to the section below titled “Restructuring

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Transactions” for more information regarding the effects of the restructuring and recapitalization transactions and other related information.
Contracted Backlog
As of September 30, 2016, SAE’s backlog was $67.5 million. Bids outstanding on the same date totaled $502.7 million. All of the backlog represents land-based projects, primarily in North America and South America.
The company expects approximately 29% of the projects in its backlog on September 30, 2016 to be completed during the last quarter of 2016, with the remainder in 2017. The estimation of realization from the backlog can be impacted by a number of factors, including deteriorating industry conditions, customer delays or cancellations, permitting or project delays and environmental conditions.
Restructuring Transactions
As previously announced, on June 13, 2016, SAE entered into a comprehensive restructuring support agreement (the “RSA”) with holders (the “Supporting Holders”) of approximately 66% of the par value of its 10% Senior Secured Notes due 2019 (the “Existing Notes”), pursuant to which the Supporting Holders and SAE agreed to enter into and implement a comprehensive restructuring of SAE (the “Restructuring”). In connection with the Restructuring, on June 24, 2016, SAE launched an exchange offer (“Exchange Offer”) and consent solicitation (“Consent Solicitation”) in which SAE offered to exchange any and all of its Existing Notes held by eligible holders in exchange for a combination of new 10% Senior Secured Second Lien Notes due 2019 (the “New Notes”) and shares of SAE’s common stock, par value $0.0001 per share. Upon receipt of the requisite consents in the Consent Solicitation, on June 29, 2016, SAE entered into amendments to its existing revolving credit facility with Wells Fargo (the “Existing Revolver”), the indenture governing the Existing Notes and the related security agreement and amended and restated SAE’s intercreditor agreement (the “Intercreditor Agreement”) relating to the relative priorities, rights, obligations and remedies with respect to the collateral securing SAE’s secured indebtedness. On June 26, 2016, in connection with the Restructuring, SAE filed an amendment to its Second Amended and Restated Certificate of Incorporation to effect a 135-to-1 reverse stock split of its common stock (the "Reverse Stock Split"), with fractional shares cashed out based on the closing price of SAE's common stock.
On June 29, 2016, SAE entered into a new senior secured multi-draw term loan facility (the “New Senior Loan Facility”) with the lenders, including the Supporting Holders, from time to time thereunder, which provides, pursuant to a borrowing schedule, up to a maximum amount of $30.0 million. The New Senior Loan Facility bears interest at a rate of 10% per year, payable in cash, and matures on January 2, 2018, unless terminated earlier. SAE made an initial borrowing under the New Senior Loan Facility on June 29, 2016 in the amount of $5.6 million, which included $0.6 million of borrowings to pay a facility fee under the New Senior Loan Facility, and a second borrowing in an amount of $9.4 million upon consummation of the Exchange Offer on July 27, 2016, as described below. As a result of having received $24.4 million in face value of tax credit certificates from the State of Alaska’s Department of Revenue, and having substantially satisfied the conditional requirements of the third draw, the Company and a majority of the lenders party to the New Senior Loan Facility entered into Amendment No.1 to the New Senior Loan Facility on October 24, 2016, thereby granting the Company access to the remaining $15.0 million of funding available under the New Senior Loan Facility. In connection with the New Senior Loan Facility, SAE issued 2,803,302 shares of common stock to the lenders thereunder, after giving effect to the Reverse Stock Split.

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On July 27, 2016, SAE completed the Exchange Offer. In exchange for approximately $138.1 million in aggregate principal amount of Existing Notes, representing approximately 98.7% of the total principal amount of Existing Notes, SAE issued approximately $76.5 million aggregate principal amount of New Notes (inclusive of accrued and unpaid interest on the tendered Existing Notes) and 6,410,502 shares of common stock, after giving effect to the Reverse Stock Split. The New Notes were issued under an indenture (the "New Notes Indenture"), dated as of July 27, 2016, among SAE, its domestic subsidiaries party thereto (the "Guarantors") and Wilmington Savings Fund Society, FSB, as trustee and noteholder collateral agent (the "New Notes Trustee"). The New Notes will mature on September 24, 2019, unless Existing Notes remain outstanding as of 5:00 p.m. New York City time on March 31, 2019, in which case, the holders of a majority of the then-outstanding principal amount of New Notes may advance the maturity date to April 14, 2019. The New Notes bear interest at a rate of 10% per annum, payable in cash, accruing from July 27, 2016. However, through, and including, the July 15, 2017 interest payment date, SAE may, at its option, pay interest on any or all interest payment dates in kind by the issuance of additional New Notes. Interest paid in-kind will accrue on the New Notes at a rate per annum of 11.000%, which is the cash interest rate plus 100 basis points. In connection with the issuance of the New Notes, the New Notes Trustee joined the Intercreditor Agreement on behalf of the holders of New Notes. The Company elected to pay interest due as of September 30, 2016 of approximately $1.5 million in-kind.
Pursuant to the Intercreditor Agreement, SAE's obligations under: (i) the Existing Revolver are secured by substantially all of SAE's and the Guarantors’ assets, subject to certain exceptions and permitted liens (the "Collateral"), on a senior first-lien priority basis, (ii) the New Senior Loan Facility is secured by the Collateral on a junior first-lien priority basis, (iii) the New Notes are secured by the Collateral on a second-lien priority basis and (iv) the Existing Notes are secured by the Collateral on a third-lien priority basis.
On July 27, 2016, SAE issued two series of warrants (the “Series A Warrants” and the “Series B Warrants”, together, the “Warrants”) to the holders of the Company’s common stock as of July 26, 2016. The Warrants expire at the close of business on July 27, 2021 (the “Expiration Date”). There are 154,108 Series A Warrants outstanding to purchase up to an aggregate of 154,108 shares of common stock at an initial exercise price of $10.30 per share. There are 154,108 Series B Warrants outstanding to purchase up to an aggregate of 154,108 shares of common stock at an initial exercise price of $12.88 per share. The Warrants may generally be exercised during the period commencing 30 days prior to the Expiration Date, subject to receipt by the Company of certain Alaska tax credit certificates.
In connection with the Restructuring, SAE has terminated its 2013 Long-Term Incentive Plan. On August 4, 2016, SAE received stockholder approval to adopt a new 2016 Long-Term Incentive Plan under which 1,038,258 shares of common stock, or 10% of the outstanding shares on a fully diluted basis, were reserved for issuance to SAE’s management. On September 26, 2016, 311,477 shares in the form of stock units and stock options for 311,477 shares of the Company’s common stock at an exercise price of $10.19 per share were granted under the 2016 Long-Term Incentive Plan.
After giving effect to the Reverse Stock Split, which will continue to impact share count as physical stock certificates are surrendered and applicable fractional shares are settled in cash, and counting all shares issued in connection with the Restructuring, SAE had 9,343,513 total shares outstanding on September 30, 2016.
Further, each of Jeff Hastings (SAE's Chairman of the Board and Chief Executive Officer), Brian Beatty (SAE's Chief Operating Officer), Brent Whiteley (SAE's Chief Financial Officer, General Counsel and Secretary), Mike Scott (SAE's Senior Vice President), Darin Silvernagle (SAE's Vice President - Marine) and Ryan Abney (SAE's

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Vice President - Capital Markets & Investor Relations) has entered into a new employment agreement with SAE with an initial three-year term.
Investor Conference Call
SAE will host a conference call on Friday, November 4, 2016 at 10:00 a.m. Eastern Time to discuss its consolidated financial results for the third quarter and nine months ended September 30, 2016. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). SAE will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE's financial condition, results of operations and business and SAE's expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s Form 10-Q filed on August 12, 2016, for the period ended June 30, 2016, and as to be updated, amended and restated in SAE’s Form 10-Q to be filed for the period ended September 30, 2016. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations
(281) 258-4409
rabney@saexploration.com

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenue from services	$32,994	$57,943	$180,196	$204,486
Cost of services excluding depreciation and amortization expense	27,469	39,719	123,500	139,879
Depreciation and amortization expense included in cost of services	4,149	4,474	12,520	13,668
Gross profit	1,376	13,750	44,176	50,939
Selling, general and administrative expenses	6,920	8,798	20,879	26,411
Income (loss) from operations	(5,544)	4,952	23,297	24,528
Other income (expense):
Costs incurred on debt restructuring	(2,891)	—	(5,225)	—
Gain on early extinguishment of debt	—	3,014	—	3,014
Interest expense, net	(7,493)	(4,380)	(15,554)	(13,057)
Foreign exchange gain (loss), net	(322)	(3,501)	2,116	(5,432)
Other income (expense), net	(1)	145	20	(233)
Total other expense, net	(10,707)	(4,722)	(18,643)	(15,708)
Income (loss) before income taxes	(16,251)	230	4,654	8,820
Provision for income taxes	1,146	44	4,550	1,534
Net income (loss)	(17,397)	186	104	7,286
Less: net income attributable to non-controlling interest	15	295	3,021	4,128
Net income (loss) attributable to the Corporation	$(17,412)	$(109)	$(2,917)	$3,158

Basic and diluted earnings (loss) per share:
Weighted average basic shares outstanding	6,639,503	117,034	2,315,189	112,726
Earnings (loss) per share – basic	$(2.62)	$(0.93)	$(1.26)	$28.01
Weighted average diluted shares outstanding	6,639,503	117,034	2,315,189	112,747
Earnings (loss) per share – diluted	$(2.62)	$(0.93)	$(1.26)	$28.01

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	September 30, 2016	December 31, 2015
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$11,503	$11,300
Restricted cash	536	518
Accounts receivable, net of allowance for doubtful accounts of $587 and $0 at September 30, 2016 and December 31, 2015, respectively	76,100	67,882
Deferred costs on contracts	1,642	5,135
Prepaid expenses	3,828	887
Total current assets	93,609	85,722
Property and equipment, net of accumulated depreciation of $74,503 and $61,358 at September 30, 2016 and December 31, 2015, respectively	50,161	61,828
Intangible assets, net of accumulated amortization of $612 and $540 at September 30, 2016 and December 31, 2015, respectively	761	789
Goodwill	1,749	1,658
Deferred loan issuance costs, net	26,090	521
Accounts receivable, noncurrent, net of allowance for doubtful accounts of $0 and $0 at September 30, 2016 and December 31, 2015, respectively	37,984	—
Deferred income tax assets	3,914	3,756
Other assets	150	150
Total assets	$214,418	$154,424
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$16,105	$16,575
Accrued liabilities	14,687	17,818
Income and other taxes payable	13,032	2,586
Borrowings under revolving credit facility	11,627	7,899
Current portion of capital leases	84	115
Deferred revenue	3,000	3,903
Total current liabilities	58,535	48,896
Borrowings under senior loan facility	14,995	—
Senior secured second lien notes, net of net unamortized premium (discount) of $104 and $0 at September 30, 2016 and December 31, 2015, respectively	78,100	—
Senior secured notes, net of unamortized deferred loan issuance costs of $46 and $4,370 at September 30, 2016 and December 31, 2015, respectively	1,826	135,630
Long-term portion of capital leases	—	55
Deferred income tax liabilities	55	55
Total liabilities	153,511	184,636
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value, 1,000,000 authorized shares and none outstanding	—	—
Common stock, $0.0001 par value, 55,000,000 shares authorized, and 9,343,513 and 129,269 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1	2
Additional paid-in capital	131,049	35,763
Accumulated deficit	(70,437)	(66,139)

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Accumulated other comprehensive loss	(4,966)	(4,271)
Total stockholders’ equity (deficit) attributable to the Corporation	55,647	(34,645)
Non-controlling interest	5,260	4,433
Total stockholders’ equity (deficit)	60,907	(30,212)
Total liabilities and stockholders’ equity (deficit)	$214,418	$154,424

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UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net income (loss)	$(17,397)	$186	$104	$7,286
Foreign currency translation gain (loss)	289	348	(695)	105
Total comprehensive income (loss)	(17,108)	534	(591)	7,391
Less: comprehensive income attributable to non-controlling interest	15	295	3,021	4,128
Total comprehensive income (loss) attributable to the Corporation	$(17,123)	$239	$(3,612)	$3,263

UNAUDITED CONSOLIDATED REVENUES BY REGION
(In thousands)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	%	2015	%	2016	%	2015	%

North America	$734	2.2%	$56,345	97.2%	$81,739	45.3%	$157,831	77.2%
South America	32,111	97.3%	869	1.5%	96,723	53.7%	20,511	10.0%
Southeast Asia	149	0.5%	729	1.3%	1,734	1.0%	26,144	12.8%
Total revenue	$32,994	100.0%	$57,943	100.0%	$180,196	100.0%	$204,486	100.0%

UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)

We use an adjusted form of EBITDA to measure period over period performance, which is not derived in accordance with GAAP. Adjusted EBITDA is defined as net income (loss) plus interest expense, less interest income, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses, plus costs incurred on debt restructuring, plus share-based compensation, and plus foreign exchange (gain) loss, less gain on early extinguishment of debt. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these terms are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

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The calculation of our Adjusted EBITDA, a non-GAAP measure, from net income (loss), the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net income (loss)	$(17,397)	$186	$104	$7,286
Depreciation and amortization (1)	4,271	4,609	12,909	14,107
Interest expense, net	7,493	4,380	15,554	13,057
Provision for income taxes	1,146	44	4,550	1,534
Share-based compensation expense (2)	273	668	616	675
Costs incurred on debt restructuring (3)	2,891	—	5,225	—
Gain on early extinguishment of debt (4)	—	(3,014)	—	(3,014)
Foreign exchange (gain) loss, net (5)	322	3,501	(2,116)	5,432
Non-recurring expenses (6)(7)	651	137	1,460	1,762
Adjusted EBITDA	$(350)	$10,511	$38,302	$40,839

(1)    Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended September 30, 2016 and 2015 in the amount of $122 and $135, respectively, and during the nine months ended September 30, 2016 and 2015 in the amount of $389 and $439, respectively.
(2)    Share-based compensation primarily relates to the non-cash value of stock options and restricted stock awards granted to the company’s employees. The company did not previously adjust for share-based compensation as it was not a significant component of its overall compensation until the adoption of the 2016 Long-Term Incentive Plan on August 4, 2016. The results in this table for prior periods have been adjusted to account for share-based compensation expense for comparability purposes.
(3)    Costs were incurred during the second and third quarters of 2016 on the debt restructuring that was completed in July 2016.
(4)    The privately-negotiated agreement dated August 26, 2015 with certain funds managed by Fidelity Management & Research Company to exchange $10,000 principal amount of senior notes for 2,366,307 shares of our common stock, unadjusted for the recent reverse-stock split, resulted in a gain on early extinguishment of debt of $3,014 in the three and nine months ended September 30, 2015. The gain consisted of the difference between the principal amount of the exchanged notes less the fair value of the exchanged stock, reduced by the exchanged notes pro rata portion of the senior notes unamortized deferred loan issuance costs on the closing date of $343 and legal fees of $41.
(5)    Foreign exchange (gain) loss, net includes the effect of both realized and unrealized foreign exchange transactions.
(6)    Non-recurring expenses during the three and nine months ended September 30, 2016 primarily consisted of severance payments incurred at the company’s Peru, Colombia, Canada, and Alaska locations, payments related to tax services provided in connection with the company’s debt restructuring and various non-operating expenses incurred at the corporate and Peru locations.
(7)    Non-recurring expenses during the three and nine months ended September 30, 2015 primarily consisted of severance payments incurred at the company’s Peru, Colombia, Canada, Alaska and corporate locations.

UNAUDITED RECONCILIATION OF GROSS PROFIT TO NON-GAAP ADJUSTED GROSS PROFIT
(In thousands)

We use an adjusted form of gross profit to measure period over period performance, which is not derived in accordance with GAAP. Adjusted gross profit is defined as gross profit plus depreciation and amortization expense related to the cost of services. Our management uses adjusted gross profit as a substantial financial measure to assess the cost management and performance of our projects. Within the seismic data services industry, gross profit is presented both with and without depreciation and amortization

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expense on equipment used in operations, and therefore, we also use this measure to assess our performance over time in relation to other companies that own similar assets and calculate gross profit in the same manner.

The term adjusted gross profit is not defined under GAAP, and we acknowledge that it is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for gross profit calculated in accordance with GAAP. In addition, our calculation of adjusted gross profit may not be comparable to gross profit or similarly titled measures utilized by other companies since such other companies may not calculate adjusted gross profit in the same manner. Further, the results presented by adjusted gross profit cannot be achieved without incurring the costs that the measure excludes.

The calculation of our adjusted gross profit, a non-GAAP measure, from gross profit, the most directly comparable GAAP financial measure, is provided in the table below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Gross profit as presented	$1,376	$13,750	$44,176	$50,939
Depreciation and amortization expense included in cost of services (1)	4,149	4,474	12,520	13,668
Adjusted gross profit	$5,525	$18,224	$56,696	$64,607

(1) Depreciation and amortization expense included in cost of services includes depreciation and amortization on equipment used in operations.

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